AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                         CARDIOTECH INTERNATIONAL, INC.,


                          CARDIOTECH ACQUISITION CORP.

                                       AND


                           TYNDALE PLAINS-HUNTER, LTD.





                            DATED AS OF MAY 25, 1999


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                                TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I  THE MERGER.........................................................1

   1.1. THE MERGER............................................................1
   1.2. EFFECTIVE TIME........................................................2
   1.3. EFFECTS OF THE MERGER.................................................2
   1.4. CONVERSION OF TPH SHARES..............................................2
      1.4.1. CONVERSION OF TPH STOCK INTO PARENT STOCK AND CASH...............2
      1.4.2. CANCELLATION OF TPH TREASURY STOCK WITHOUT PAYMENT...............2
      1.4.3. FRACTIONAL SHARES................................................2
      1.4.4. EFFECTIVE TIME...................................................3
   1.5. APPROVALS.............................................................3
   1.6. SUPPLEMENTARY ACTION..................................................3
   1.7. ACQUISITION SUB COMMON STOCK..........................................3
   1.8.  CERTIFICATE OF INCORPORATION, ETC. OF SURVIVING CORPORATION..........3
   1.9. BY-LAWS OF SURVIVING CORPORATION......................................4
   1.10. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION......................4
   1.11. TAX CONSEQUENCES.....................................................4

ARTICLE II  THE MERGER CONSIDERATION..........................................4

   2.1. MERGER CONSIDERATION..................................................4
   2.2. PAYMENT FOR STOCK.....................................................4
      2.2.1. PAYMENT AT CLOSING...............................................4
      2.2.2. PAYMENT AFTER CLOSING............................................5
      2.2.3. GENERAL..........................................................5
   2.3. NO FURTHER TRANSFERS..................................................6

ARTICLE III  THE CLOSING......................................................6

      3.1. TIME AND PLACE.....................................................6
      3.2. TRANSACTIONS AT CLOSING............................................6

ARTICLE IV  REPRESENTATION AND WARRANTIES OF TPH..............................7

   4.1. ORGANIZATION; GOOD STANDING...........................................7
   4.2. POWER AND AUTHORITY...................................................7
   4.3. SUBSIDIARIES..........................................................8
   4.4. CAPITALIZATION OF TPH.................................................8
   4.5. NON-CONTRAVENTION.....................................................9
   4.6. GOVERNMENTAL CONSENTS.................................................9
   4.7. FINANCIAL STATEMENTS..................................................9
   4.8. TAXES.................................................................9
   4.9. ABSENCE OF CERTAIN CHANGES...........................................11
   4.10. LITIGATION, ETC.....................................................12
   4.11. REAL PROPERTY AND ENVIRONMENTAL MATTERS.............................13
   4.12. CONFORMITY TO LAW...................................................15
   4.13. INSURANCE...........................................................15
   4.14. CONTRACTS...........................................................16

                                       i
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   4.15. EMPLOYEE BENEFIT PLANS..............................................17
   4.16. INTELLECTUAL PROPERTY RIGHTS........................................18
   4.17. INDEBTEDNESS........................................................18
   4.18. LABOR RELATIONS.....................................................19
   4.19. BROKERS.............................................................19
   4.20. ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE............................19
   4.21. INVENTORIES AND BACKLOG.............................................20
   4.22. EMPLOYEES...........................................................20
   4.23. CUSTOMERS AND VENDORS...............................................20
   4.24. DISTRIBUTORS AND REPRESENTATIVES....................................20
   4.25. PRODUCT WARRANTIES..................................................21
   4.26. ABSENCE OF QUESTIONABLE PAYMENTS....................................21
   4.27. OFFICERS AND DIRECTORS; BANK ACCOUNTS...............................21
   4.28. TITLE TO ASSETS.....................................................21
   4.29. NO DISSENTING RIGHTS................................................23
   4.30. DISCLOSURE..........................................................23

ARTICLE V  REPRESENTATION AND WARRANTIES OF PARENT AND ACQUISITION SUB.......23

   5.1. ORGANIZATION; GOOD STANDING..........................................23
   5.2. POWER AND AUTHORITY..................................................23
   5.3. NON-CONTRAVENTION....................................................24

ARTICLE VI  CONDUCT OF BUSINESS BY TPH PENDING CLOSING.......................24

   6.1. ACCESS...............................................................24
   6.2. CARRY ON IN REGULAR COURSE...........................................25
   6.3. NO DIVIDENDS OR GENERAL INCREASES....................................25
   6.4. SALES OF CAPITAL ASSETS..............................................25
   6.5. PRESERVATION OF ORGANIZATION.........................................25
   6.6 PRESERVATION OF REORGANIZATION........................................25
   6.7. NO AMENDMENTS TO CHARTER.............................................25
   6.8. ISSUANCE OF CAPITAL STOCK............................................25
   6.9. ACQUISITIONS.........................................................27
   6.10. TRANSACTIONS WITH AFFILIATES........................................27
   6.11. MATERIAL CONTRACTS..................................................27
   6.12. INSURANCE...........................................................27
   6.13. ACCOUNTING PRACTICES................................................27
   6.14. TAXES...............................................................27
   6.15. TERMINATION.........................................................27
   6.16. OTHER...............................................................28

ARTICLE VII  CONDUCT OF BUSINESS BY PARENT PENDING CLOSING...................28

   7.1. ACCESS...............................................................28
   7.2. PRESERVATION OF REORGANIZATION.......................................28

ARTICLE VIII  CONDITIONS PRECEDENT TO PARENT'S AND ACQUISITION SUB'S
              OBLIGATIONS....................................................29

   8.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.......................29
   8.2. COMPLIANCE WITH AGREEMENT............................................29
   8.3. OFFICER'S CERTIFICATE................................................29
   8.4. NO INJUNCTION........................................................29
   8.5. RESIGNATION OF DIRECTORS.............................................29
   8.6. NO MATERIAL ADVERSE CHANGE...........................................29
   8.7. CORPORATE PROCEEDINGS................................................30
   8.8. CONSENTS.............................................................30

                                       ii
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   8.9. TPH STOCKHOLDER APPROVAL.............................................30
   8.10. EMPLOYEES...........................................................30
   8.11. DUE DILIGENCE.......................................................30
   8.12. OPINION OF COUNSEL..................................................30
   8.13. SECTION 3.2 DELIVERIES..............................................31
   8.14. ESCROW AGREEMENT....................................................32
   8.15. QUESTIONNAIRES......................................................32
   8.16. CONSENT TO ASSIGNMENT...............................................32
   8.17. EXERCISE OF OPTIONS.................................................32
   8.18. INDEBTEDNESS........................................................32
   8.19. SECTION 4.11(B) PERMITS.............................................32
   8.20. SIC CODE............................................................33

ARTICLE IX  CONDITIONS PRECEDENT TO TPH'S OBLIGATIONS........................33

   9.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.......................33
   9.2. COMPLIANCE WITH AGREEMENT............................................33
   9.3. OFFICER'S CERTIFICATE................................................33
   9.4. CONSENTS.............................................................33
   9.5. CORPORATE PROCEEDINGS................................................33
   9.6. ESCROW AGREEMENT.....................................................35

ARTICLE X  CERTAIN UNDERSTANDINGS AND AGREEMENTS.............................35

   10.1. REGISTRATION OF SHARES..............................................35
   10.2. SHAREHOLDER MEETING.................................................35
   10.3. SUBSEQUENT FINANCIAL STATEMENTS.....................................35
   10.4. ADDITIONAL AGREEMENTS...............................................35
   10.5. ADVICE OF CHANGES, FAILURE OF CONDITIONS............................37

ARTICLE XI  CERTAIN DEFINITIONS..............................................37


ARTICLE XII  CONFIDENTIAL INFORMATION........................................38


ARTICLE XIII  INDEMNIFICATION................................................39

   13.1. INDEMNIFICATION.....................................................39
   13.2. CLAIMS..............................................................39
   13.3. METHOD AND MANNER OF PAYING CLAIMS..................................40
   13.4. LIMITS ON INDEMNIFICATION...........................................40
   13.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS..............40

ARTICLE XIV  RIGHT TO TERMINATE..............................................41


ARTICLE XV  GENERAL..........................................................41

   15.1. EXPENSES............................................................41
   15.2. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...........41
   15.3. NOTICES.............................................................42
   15.4. ENTIRE AGREEMENT....................................................43
   15.5. GOVERNING LAW.......................................................43
   15.6. CONSENT TO JURISDICTION.............................................43
   15.7. ARBITRATION.........................................................43
   15.8. SECTION HEADINGS....................................................43
   15.9. ASSIGNS.............................................................44

                                      iii
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   15.10. FURTHER ASSURANCES.................................................44
   15.11. NO IMPLIED RIGHTS OR REMEDIES......................................45
   15.12. COUNTERPARTS.......................................................45
   15.13. SATISFACTION OF CONDITIONS PRECEDENT...............................45
   15.14. PUBLIC STATEMENTS OR RELEASES......................................45

                                       iv

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EXHIBITS

Exhibit  A.........Delaware  Certificate of Merger
Exhibit  B.........New Jersey Certificate of  Merger
Exhibit  C.........Form  of  Escrow  Agreement
Exhibit  D.........Form of Letter of Transmittal
Exhibit  E.........Business Plan for TPH
Exhibit  F.........Form of Opinion of Counsel to TPH

                                       v

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                          AGREEMENT AND PLAN OF MERGER



         This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of May 25, 1999, by and among CardioTech International, Inc., a Massachusetts corporation ("Parent"), CardioTech Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), and Tyndale Plains-Hunter, Ltd., a New Jersey corporation ("TPH").

         WHEREAS, the Boards of Directors of Parent, Acquisition Sub and TPH have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein, in which TPH will merge with and into Acquisition Sub subject to the terms and conditions set forth herein (the "Merger");

         WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS,  contemporaneously  with the  execution  and delivery  hereof, certain stockholders of TPH who hold in the aggregate more than 50% of the outstanding shares of TPH's common stock, no par value, have delivered to Parent irrevocable proxies, authorizing Howard M. Nashel and Murray H. Reich to vote all shares of capital stock of TPH owned by them in favor of the Merger and the transaction contemplated hereby in a form satisfactory to Parent (the "Proxies");

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

         NOW,   THEREFORE,   in   consideration   of   the   mutual   covenants,
representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1.     THE MERGER.

         Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law ("DGCL") and the New Jersey Business Corporation Act ("NJBCA"), at the Effective Time (as defined in Section 1.2 hereof), TPH shall merge with and into Acquisition Sub (such corporations sometimes referred to herein as the "Constituent Corporations"). The surviving corporation in the Merger shall be Acquisition Sub which shall continue its corporate existence under the laws of the State of Delaware (referred to herein when the context so requires as the "Surviving Corporation") and shall be a wholly owned subsidiary of Parent after the Merger. Upon consummation of the Merger, the separate corporate existence of TPH shall terminate.

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         1.2.     EFFECTIVE TIME.

         Upon the filing of an executed certificate of merger in substantially the form of the attached Exhibit A (the "Delaware Certificate of Merger") in the office of the Secretary of State of the State of Delaware and the filing of an executed certificate of merger in substantially the form of the attached Exhibit B (the "New Jersey Certificate of Merger") in the office of the Secretary of State of the State of New Jersey, the merger shall become effective. The date and time of such filings are referred to in this Agreement as the "Effective Time."

         1.3.     EFFECTS OF THE MERGER.

         At and after the Effective Time, the Merger shall have the effects set forth in Section 252 of the DGCL and Section 14A:10-7 of the NJBCA.

         1.4.     CONVERSION OF TPH SHARES.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Constituent Corporations:

                  1.4.1.   CONVERSION OF TPH STOCK INTO PARENT STOCK AND CASH.

                  Each share of TPH's common stock, no par value ("TPH Stock"), then outstanding, other than shares of TPH Stock to be canceled pursuant to Section 1.4.2, shall be automatically converted into and represent the right to receive the number of shares of common stock, $.01 par value per share, of Parent ("Parent Stock") and the amounts in cash set forth in Section 2.1, payable as provided in Section 2.2.

                  1.4.2.   CANCELLATION OF TPH TREASURY STOCK WITHOUT PAYMENT.

                  Each share of TPH Stock held in TPH's treasury shall be canceled and retired without any conversion thereof or payment of any consideration therefor.

                  1.4.3.   FRACTIONAL SHARES.

                  No fractional shares of Parent Stock will be issued, but in lieu thereof each holder of TPH stock who would otherwise be entitled to a fraction of a share of Parent Stock (after aggregating all fractional shares of Parent Stock to be received by such holder) shall receive from Parent an amount of cash (provided to the nearest whole cent) equal to the product of such fraction multiplied by $1.625.

                  1.4.4.   EFFECTIVE TIME.

                  From and after the Effective Time, the holders of certificates representing shares of TPH Stock shall cease to have any rights with respect to such certificates or such TPH Stock, except the right to receive the consideration specified in Sections 1.4.1. and 1.4.3.

         1.5.     APPROVALS.

         This Agreement shall be submitted to the stockholders of TPH for their approval on or about June 17, 1999 in accordance with the NJBCA and in accordance with all other applicable laws. Within fourteen (14) calendar days after the execution and delivery of this Agreement, TPH shall send to its stockholders a Notice of Stockholders' Meeting in form and substance acceptable to the parties hereto (the "Notice"). Promptly after the Merger shall have been approved by the stockholders of TPH, but in no event prior to the Closing Date (defined in Section 3.1), the Delaware Certificate of Merger and the New Jersey Certificate of Merger shall be filed as required by the laws of the State of Delaware and State of New Jersey, respectively.

         1.6.     SUPPLEMENTARY ACTION.

         If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or right of TPH, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation or Parent are hereby authorized and empowered on behalf of Surviving Corporation and TPH, in the name of and on behalf of the appropriate corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

         1.7.     ACQUISITION SUB COMMON STOCK.

         Each share of common stock, $.01 par value per share, of Acquisition Sub, issued and outstanding immediately prior to the Effective Time, which shall be the only shares of capital stock of Acquisition Sub outstanding prior to the Effective Time and all of which shall be owned by Parent, shall remain issued, outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

         1.8.     CERTIFICATE OF INCORPORATION, ETC. OF SURVIVING CORPORATION.

         The Certificate of Incorporation of Acquisition Sub immediately prior to the Effective Time shall continue as the Certificate of Incorporation of Surviving Corporation at and after the Effective Time.

         1.9.     BY-LAWS OF SURVIVING CORPORATION.

         At and after the Effective Time, the By-Laws of Acquisition Sub shall continue as the By-Laws of Surviving Corporation.

         1.10.    OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.

         At the Effective Time, the officers and Board of Directors of Acquisition Sub immediately prior thereto shall continue as the officers and Board of Directors, respectively, of Surviving Corporation.

         1.11.    TAX CONSEQUENCES.

         It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.


                                   ARTICLE II

                            THE MERGER CONSIDERATION

         2.1.     MERGER CONSIDERATION.

         The aggregate merger consideration (the "Merger Consideration") shall be $1,075,000, to be paid by Parent, as follows: (a) an amount equal to $250,000 in cash (the "Cash Consideration") shall be paid to the stockholders of TPH pro rata in accordance with their respective percentages of ownership of TPH, (b) 446,153 shares of Parent Stock (the "Stock Consideration"), based upon a valuation of $1.625 per share, shall be issued to the stockholders of TPH pro rata in accordance with their respective percentages of ownership of TPH, and
(c) $100,000 (the "Escrowed Funds") shall be deposited with Nashel Kates Nussman Rapone Ellis & Traum, LLP ("NKNRET") (or other institution selected by Parent and TPH) as escrow agent (the "Escrow Agent") on behalf of the stockholders of TPH for the purpose of providing a source of funds for indemnification under
Article XIII, and shall be held, administered and distributed by the Escrow Agent in accordance with the provisions of an escrow agreement substantially in the form of Exhibit C hereto (the "Escrow Agreement").

         2.2.     PAYMENT FOR STOCK.

                  2.2.1.   PAYMENT AT CLOSING.

                  Each registered holder of TPH Stock shall have the right, but not the obligation, to surrender to NKNRET, counsel to TPH ("TPH Counsel"), at least five (5) business days prior to the Closing (defined in Section 3.1) the certificate or certificates which, immediately prior to the Effective Time, represent shares of TPH Stock (the "Certificates"), together with a duly executed and completed letter of transmittal provided by Parent (which will require only reasonable information regarding transmittal of payment for the TPH Stock), which shall incorporate a release, substantially in the form of Exhibit D hereto (the "Letter of Transmittal"). If a holder of shares of TPH Stock delivers to TPH Counsel, for delivery to Parent at the Closing such materials at least five (5) days prior to the Closing, such holder shall be entitled to receive in exchange therefor payment of an amount equal to such holder's pro rata portion of the Cash
         Consideration and Stock Consideration at the Closing, and such Certificate or Certificates shall forthwith be canceled. In lieu of a Certificate or Certificates, such holder may submit to TPH Counsel for delivery to Parent at the Closing at least five (5) business days prior to the Closing a lost certificate affidavit and indemnity in form and substance satisfactory, together with the Letter of Transmittal, to Parent. For the stockholders of TPH who have properly and timely delivered their Certificates and the related materials or such an affidavit and indemnity, in accordance with this Section 2.2.1, Parent shall, at the Closing, make to each (i) the required Cash Consideration payment by check made payable as set forth in the applicable letters of transmittal and (ii) the required Stock Consideration payment by issuing stock certificates as set forth in the applicable letters of transmittal.

                  2.2.2.   PAYMENT AFTER CLOSING.

                  As soon as practicable after the Effective Time, Parent shall mail to each record holder (as of the Effective Time) of TPH Stock who did not surrender his, her or its Certificate or Certificates or submit a lost certificate affidavit and indemnity at the Closing in accordance with Section 2.2.1, a notice and the Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss of the Certificate or Certificates shall pass, only upon proper delivery of the Certificate or Certificates to Parent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to Parent of a Certificate or Certificates, together with the Letter of Transmittal duly executed and completed and such other documents as may reasonably be required by Parent, or upon delivery to Parent of a lost certificate affidavit and indemnity, together with the Letter of Transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (i) by check in an amount equal to such holder's pro rata portion (in accordance with his, her or its percentage of share ownership) of the Cash Consideration, and (ii) stock certificates representing holder's pro rata portion of the Stock Consideration. Such Certificate or Certificates, if surrendered, shall forthwith be canceled.

                  2.2.3.   GENERAL.

                  No interest shall be paid or shall accrue on the amount payable upon the surrender of any Certificate or delivery of a lost certificate affidavit and indemnity, on the condition that payment is made promptly as required herein. Payments shall only be made to the person in whose name a Certificate so surrendered is registered. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right of the holder thereof to receive such holder's pro rata portion of the Merger Consideration, without any interest thereon. The Merger Consideration paid to stockholders of TPH shall be deemed to have been paid in full satisfaction of all rights pertaining to the TPH Stock represented by such Certificates.

         2.3.     NO FURTHER TRANSFERS.

         After the date hereof, there shall be no further registrations of transfers on the stock transfer books of TPH of shares of TPH Stock. If Certificates are presented to Parent after the Effective Time, they shall be canceled and exchanged for pro rata portions of the Merger Consideration as provided in this Agreement.


                                   ARTICLE III

                                   THE CLOSING

         3.1.     TIME AND PLACE.

         The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, as promptly as practicable on the day of and immediately following the satisfaction or waiver (if waivable) of all of the conditions set forth in Articles VIII and IX, or at such other time and/or other place as the parties may agree or by telecopy if the parties so agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date."

         3.2.     TRANSACTIONS AT CLOSING.

         At the Closing, TPH shall deliver to Parent the following: (i) certificates dated as of dates not more than ten (10) days prior to the Closing Date, from the Secretary of State of the State of New Jersey and other appropriate authorities as to the good standing of, and qualification to do business of, TPH in each jurisdiction where it is so qualified; (ii) certificate dated as the Closing Date from the treasurer and president of TPH as to payment of taxes by TPH in each jurisdiction where it is qualified to do business; (iii) the Certificate of Incorporation of TPH certified by the secretary of TPH to be true and complete copies at and as of the Closing; (iv) the stock books, stock ledgers, minute books and corporate seal of TPH; (v) noncompetition and confidentiality agreements with Mr. James Knox and Ms. Jirina Kuzma and in form mutually satisfactory to Mr. Knox and Ms. Kuzma, respectively, and Parent; (vi) a letter from each director and officer of TPH acknowledging that each has no claim against TPH for compensation for loss of office, unfair dismissal or otherwise, as directed by Parent; (vii) insofar as they are not in the custody of TPH, TPH's financial books and records; and (viii) all other previously undelivered items required to be delivered by TPH at or prior to the Closing pursuant to this Agreement unless waived in writing by Parent.

         At or prior to the Closing, TPH shall also have: (i) duly executed and delivered the Delaware Certificate of Merger and New Jersey Certificate of Merger to Parent, (ii) delivered to Parent an estoppel certificate, in form and substance satisfactory to TPH and Parent relating to the property leased by TPH in Lawrenceville, New Jersey, (iii) a consent by TPH and Aortech Europe Limited ("Aortech") to the assignment to Acquisition Sub of the License Agreement, dated May 9, 1996, between TPH and Aortech and (iv) a consent by TPH and Helene Curtis, Inc. ("HCI") to the assignment to Acquisition Sub of the Evaluation Agreement between TPH and HCI, effective January 1, 1994, as amended; the Marketing Exclusivity Agreement between TPH and HCI, effective October 1, 1997; and the Agreement between TPH and HCI, effective February 1, 1997.

         At or prior to the Closing, Parent, or Acquisition Sub, as applicable, shall have: (i) duly executed and delivered the Delaware Certificate of Merger and New Jersey Certificate of Merger to TPH; (ii) delivered the Escrowed Funds to the Escrow Agent (which shall be deemed to have been paid to the stockholders of TPH pro rata and deposited in escrow with the Escrow Agent on their behalf); and (iii) paid the Cash Consideration and issued the Stock Consideration to the stockholders of TPH as provided in Section 2.2.1.


                                   ARTICLE IV

                      REPRESENTATION AND WARRANTIES OF TPH

         TPH represents and warrants to Parent as follows, and Parent in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties:

         4.1.     ORGANIZATION; GOOD STANDING.

         TPH is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. TPH has delivered to Parent true and complete copies of its certificate of incorporation and by-laws and all amendments thereto. The minute books and records of TPH which have been made available to Parent prior to the date hereof are the original minute books and records of TPH and are true and complete and there have been no changes, alterations or additions thereto which have not been furnished to counsel for Parent prior to the date hereof. TPH is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified and in good standing would not have a material adverse effect on the business of the TPH. TPH is not in violation of any provision of its certificate of incorporation or by-laws or any agreement with any of its shareholders.

         4.2.     POWER AND AUTHORITY.

         TPH has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and, except for the vote of its stockholders to approve this Agreement and the calling of such meeting at which such vote will be taken, has taken all action required by its certificate of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of the Agreement and such related documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by TPH do not and, subject to the receipt of the requisite vote of its stockholders as aforesaid, the consummation of the Merger by TPH will not (i) conflict with or violate any provisions of the certificate of incorporation and by-laws of TPH, or (ii) constitute a breach of or default, or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument, applicable to TPH, or conflict with or violate any restrictions of any kind to which any of them is subject, and/or result in the creation of any lien, charge or other encumbrance or Tax on or against any assets, rights or property of TPH. This Agreement has been duly executed and delivered by TPH and constitutes the legal, valid and binding obligations of TPH enforceable against TPH in accordance with its terms. The affirmative vote of the shares of a majority in interest of the shares of TPH Stock as well as the officers and directors of TPH, and subject to the Proxies will be sufficient to approve the Merger in accordance with the requirements of the NJBCA and TPH's Certificate of Incorporation and Bylaws. The Proxies are legal, valid and effective under NJBCA and the Certificate of Incorporation and Bylaws of TPH.

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

         4.3.     SUBSIDIARIES.

         TPH does not own or hold, beneficially and/or of record, any shares of any class of the capital stock or other equity securities (as the term "equity security" is defined under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of any other corporation and has no other type of legal or beneficial interest (whether ownership or other) in any other corporation, limited liability company, partnership, joint venture, business trust, unincorporated trade or business enterprise or other business organization, entity or association of any kind. TPH is not subject to any obligations or requirements to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

         4.4.     CAPITALIZATION OF TPH.

         The authorized capital stock of TPH consists solely of 5,000,000 shares of Common Stock, no par value, 1,836,342.305 shares of which are issued and outstanding on the date hereof and 53,000 shares of Common Stock of which are held by TPH as treasury shares. All of the shares of TPH Stock are validly issued and outstanding, fully paid and non-assessable and are owned of record and beneficially as set forth on Schedule 4.4 hereto. Except as set forth on
Schedule 4.4, there are no outstanding subscriptions, options, warrants, pre-emptive rights or other rights to purchase or acquire any equity securities of TPH, no securities of TPH are reserved for issuance for any purpose, there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which TPH is a party or by which of TPH is bound relating to any shares of the capital stock or other equity securities of TPH, whether or not outstanding, and there are no stock appreciation rights or "phantom stock" or similar rights with respect to TPH. There are no outstanding TPH debt securities or other instruments issued by TPH or to which TPH or any other person or entity is a party, entitling the holders thereof to vote or to direct or otherwise restrict the vote of the holders of TPH Stock or which are convertible into or exchangeable for voting securities of TPH. There is no liability for or obligations with respect to any dividends declared or accumulated but unpaid with respect to any shares of TPH capital stock.

         4.5.     NON-CONTRAVENTION.

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         Neither the  execution  and  delivery of this  Agreement by TPH nor the consummation by TPH of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any lien, claim or encumbrance upon any property of TPH pursuant to: (i) the certificate of incorporation or by-laws of TPH, each as amended to date; (ii) any agreement or commitment to which TPH is a party or by which TPH or its properties is bound or any of such properties is subject, or (iii) any statute or any judgment, decree, order regulation or rule of any court or governmental authority.

         4.6.     GOVERNMENTAL CONSENTS.

         No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority or third party is required for the execution and delivery of this Agreement by TPH or for the consummation by TPH of the transactions contemplated hereby except the filings described in Section 1.5.

         4.7.     FINANCIAL STATEMENTS.

         TPH has delivered the following financial statements to Parent, and they are attached as Schedule 4.7 hereto: the unaudited consolidated balance sheet of TPH as of March 31, 1998 (the "1998 Balance Sheet"), and the related unaudited statements of income and retained earnings for the fiscal year then ended (the "1998 Fiscal Year End Financial Statements"). The 1998 Fiscal Year End Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Company as of March 31, 1998 and the results of its operations and cash flows for the fiscal year ended March 31, 1998. Except as set forth on Schedule 4.7 hereto, TPH has no liability or obligation (absolute, accrued, contingent or otherwise), including any guaranty with respect to any obligation, except such liabilities or obligations as are fully reflected, reserved against or disclosed in the 1998 Fiscal Year End Financial Statements or such as have arisen in the ordinary course of business since the date of the 1998 Fiscal Year End Financial Statements; provided that this sentence shall not apply to liabilities or obligations (if any) which are not required by GAAP to be reflected, reserved against or disclosed therein.

         4.8.     TAXES.

         (a) Except as set forth on Schedule 4.8 hereto, TPH, has timely filed with each appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, "Taxing Authority") all Tax Returns (as defined in Section 4.8(d)) required to be filed and have timely paid in full all Taxes (as defined in Section 4.8(c)) if any, shown to be due on such Tax Returns, or otherwise have made appropriate accruals for or paid all other Taxes allocable to taxable periods or portions thereof ending on or before the Closing Date. No Taxes for the periods covered by such Tax Returns are required to be paid that have not been reserved for on the books of TPH. There are no liens for Taxes upon TPH or its assets except liens for current Taxes not yet due. TPH has delivered to Parent complete copies of all the Tax Returns of TPH, for the five (5) most recently completed taxable years, all examination reports by any Taxing Authority, and any statements of deficiencies proposed or assessed against or agreed by TPH. Except as set forth on Schedule 4.8 hereto, no facts exist that shall have caused TPH to believe that there are or may be grounds for the assessment against it of any additional Taxes by any Taxing Authority. Except as set forth on Schedule 4.8 hereto, no examination or notice of potential examination of the Tax Returns of TPH by any Taxing Authority is pending, and no extension of any statute of limitations has been granted for the assessment of any Taxes.

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

         (b) Except as set forth on Schedule 4.8 hereto, all Taxes with respect to TPH that are required to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws.

         (c) As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect TPH, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit taxes, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on TPH and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Code (as defined in Article 9) or any other applicable law) of another Person or a member of an affiliated or combined TPH.

         (d) As used in this Agreement, "Tax Return" means any return, report or information return (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax paid or payable by TPH or the administration of any laws, regulations or administrative requirements relating to any such Tax.

         (e) Schedule 4.8 hereto lists each jurisdiction in which TPH either files Tax Returns or pays Taxes with respect to which no returns are required to be filed, and any action, suit, proceeding, investigation, audit or claim now pending against TPH in respect of any Tax. Except as listed on Schedule 4.8 hereto, no claim has ever been made by any Taxing Authority in a jurisdiction where TPH does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (f) No property owned by TPH is property that such Person is or will be required to treat as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" as defined in Section 168(h) of the Code.

         (g) TPH has never agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting methods initiated by such Person; the IRS has not proposed any such adjustment or change in accounting method; and TPH has no application pending with any Taxing Authority requesting permission for any changes in accounting methods.

         (h) TPH, is not now,  and during the  applicable  period  specified  in
Section 897(c)(A)(ii) of the Code has not been, a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

         (i) TPH is not now, and has never been, a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         (j) TPH has not filed a consent pursuant to Section 341(f) of the Code, and has not agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section (f) asset (as such terms are defined in Section 341(f)(4) of the Code) owned by it.

         (k) Except as described on Schedule 4.8 hereto, TPH has never been a member of an affiliated Group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated, or unitary income Tax Return.

         (l) Except as described on Schedule 4.8 hereto, TPH is not an obligor on, and none of their respective assets has been financed directly or indirectly by, any tax-exempt bonds.

         (m) Except as described on Schedule 4.8 hereto, TPH has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor prevision thereof or any similar provision of state, local or foreign law that relates to their respective assets or operations.

         (n) TPH is not a party to any Tax allocation or sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

         (o) TPH does not have pending any request for a revenue or private letter ruling.

         (p) TPH has not been a personal  holding  company  with the  meaning of
Section 542 of the Code during the five-year period immediately preceding the date hereof.

         4.9.     ABSENCE OF CERTAIN CHANGES.

         Except as set forth on Schedule 4.9 hereto or as contemplated hereby, since the date of the 1998 Balance Sheet, TPH has conducted its respective business only in the ordinary course and there has not occurred (a) any acquisition or sale, transfer or other disposition by TPH of any asset or property other than inventory in the ordinary course of business; (b) any damage, destruction or loss whether or not covered by insurance, in excess of $5,000 in the aggregate; (c) any declaration, setting aside or payment of any dividend or any other distributions in respect of the capital stock or other equity securities of TPH except as permitted under Section 6.3; (d) any issuance of any shares of the capital stock of TPH or any direct or indirect redemption, purchase or other acquisition of any of the capital stock or other equity securities of TPH (e) any increase in the compensation, pension or other benefits payable or to become payable by TPH to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than annual or periodic increases made in the ordinary course of business consistent with such Person's past practice); (f) any incurrence by TPH of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business or as contemplated hereby; (g) any discharge or satisfaction by TPH of any material lien or encumbrance or payment

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


by TPH of any obligation or liability (fixed or contingent) in an amount exceeding $5,000 other than in the ordinary course of business; (h) any change in any assumptions underlying or methods of calculating any debt, contingency, or other reserve of TPH; (i) any write-down in the value of any of the inventories of TPH; (j) any write-off of any account receivable of TPH as uncollectable except for write-offs in the ordinary course of business consistent with past practice; (k) any cancellation of any debt or claim or any waiver of any right of in an amount exceeding $5,000; (l) any disposition, assignment, transfer or lapse of any right of TPH to use any patent, trademark, trade name, copyright, know-how or process; (m) any change in any method of accounting or in any accounting practice of TPH; (n) any payment, other than salary payments to employees of TPH, loan or advance by TPH to, or any sale, transfer or lease of any of such Person's properties or assets to, or any other contract, commitment, agreement, understanding, arrangement or transaction with, any officer, director or shareholder of such Person; (o) the creation or imposition of any lien on TPH's properties or assets; (p) the loss or, to the knowledge of TPH, the reasonable likelihood of the prospective loss of any customer, vendor or distributor listed on Schedule 4.23 or Schedule 4.24 hereto;
(q) any capital expenditures by TPH in excess of $5,000; (r) any agreement, whether in writing or otherwise, to take any of the foregoing actions described in this Section; or (s) any material adverse change in the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of the TPH, taken as a whole.

         4.10.    LITIGATION, ETC.

         Except as set forth on Schedule 4.10 hereto, no claim, action, suit, proceeding or investigation is pending or, to TPH's knowledge, threatened by or against TPH nor is there any judgment, decree, injunction, rule or order of any court or other governmental entity or any arbitrator outstanding against TPH. Except as set forth on Schedule 4.10 hereto, no material claims, including, without limitation, product liability claims, have been asserted against TPH during the past five (5) years and TPH is not aware or has any reason to be aware of any basis for any material action, proceeding or investigation involving TPH, other than as set forth on Schedule 4.10 hereto.

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



         4.11.    REAL PROPERTY AND ENVIRONMENTAL MATTERS.

         (a) (i) Schedule 4.11(a) identifies all of the real property that TPH leases, has agreed to lease or has obligation to lease (including a general description of the improvements thereon), in each case as Lessee. Such leased real property is hereinafter referred to as the "Leased Property," and the improvements and fixtures thereon are hereinafter referred to as the "Leased Improvements." Schedule 4.11(a) identifies all of the real property formerly leased by TPH. TPH does not own and has never owned any real property.

                  (ii) There are no adverse or other parties in possession of the Leased Property, the Leased Improvements or any portion or portions thereof, and on the Closing Date the leasehold interests in the Leased Property and the Leased Improvements will be free and clear of any and all leases, licensees, occupants or tenants and all material conditions, exceptions, reservations, liens, restrictions, rights-of-way, easements, encumbrances and other matters affecting such Leased Property, Improvements and leasehold interests; except as set forth on Schedule 4.11(a) hereto. The transactions contemplated under this Agreement do not require consents by any landlords under the Leased Property or Leased Improvements.

         (b)      Except as set forth on Schedule 4.11(b):

                  (i) TPH is not or has not been in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Occupational Safety and Health Act, the Federal Clean Air Act, the Toxic Substances Control Act, and any state, local or foreign statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws");

                  (ii) Neither TPH nor any of its respective predecessors in interest has received written notice from any third party including, without limitation, any federal, state or local governmental authority, nor does TPH otherwise have reason to believe, (i) that it has been identified by the United States Environmental Protection Agency as a
         potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B
         (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss.6903(5), any hazardous substance as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) and any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported, stored or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that it conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or may be a named party to any claim, action, cause of action, complaint (contingent or otherwise), investigation, legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

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

                  (iii) Except as disclosed in Schedule 4.11 hereto, neither TPH nor any of its respective predecessors in interest, has used, produced, transported, stored, disposed, or caused to be transported to or stored or disposed at any location, including but not limited to any Leased Property, any Hazardous Substance such that there may be an actual or potential threat of release to the environment of such Hazardous Substance;

                  (iv) There are no underground storage tanks, impoundments, lagoons or similar facilities at any Leased Property or at any formerly leased property during the time of occupancy of such property by TPH, and any prior use and operation of aboveground storage tanks by TPH has been in compliance with all Environmental Laws and no release has occurred from any aboveground storage tank;

                  (v) TPH has delivered to Parent true, complete and correct copies of all reports, studies, audits, assessments, manifests, analyses, tests or monitoring in TPH's possession relating to (i) the existence or potential existence of Hazardous Substances at, and any other environmental, health or safety concerns relating to, any real property currently or formerly owned, leased, operated, used or controlled by TPH or (ii) compliance with or liability under any of the Environmental Laws (collectively, the "Reports"), which Reports are listed on Schedule 4.11(b), and other than as set forth in the Reports, TPH does not have knowledge of the existence or release of any Hazardous Substances on, under, from, onto or at any real property currently or formerly owned, leased, operated, used or controlled by TPH;

                  (vi) TPH has delivered to Parent copies of all permits, licenses, approvals, consents, registrations and other authorizations necessary for the operation of the Leased Property ("Permits") which permits are listed on Schedule 4.11(b), and TPH and the Leased Property have been and are in full compliance with the Permits. TPH has received no notice of violation of any Environmental Law or Permit and to the knowledge of TPH, no notice of violation or review or revocation of any Permit is currently pending or threatened;

                  (vii) Neither TPH nor any of its respective predecessors in interest, has expressly assumed the liability of any other person or entity pursuant to any of the Environmental Laws; and

                  (viii) Schedule 4.11(b) contains a complete list of all Hazardous Substances used or stored by TPH at any real property currently or formerly owned, leased, operated, used or controlled by TPH.

         (c) To the best of TPH's knowledge, the New Jersey Industrial Site Recovery Act does not apply to TPH. To the best of TPH's knowledge, TPH's primary SIC Code is 8731 (Laboratory, Research & Development).

         (d) TPH does not generate industrial or process wastewaters. The Company does not discharge industrial or process wastewaters into the public sanitary sewer system or into an on-site treatment or septic system.

         (e) Except as set forth in Schedule 4.11(e), TPH's storage of flammable, combustible, and/or hazardous substances does not require approval by any local, state or federal agency.

         (f) TPH is operating under Permit No. BNSR 01-97-2243, issued by the NJDEP on September 5, 1997 (Air Permit). The Air Permit has not been amended. TPH does not operate any emissions-producing equipment which is not authorized by the Air Permit. TPH is in compliance with all conditions of the Air Permit, including but not limited to, emissions limitations, recordkeeping, and submission of annual reports. NJDEP has not issued any notices of non-compliance or notices of violations with respect to the Air Permit.

         (g) TPH does not generate regulated hazardous wastes.

         4.12.    CONFORMITY TO LAW.

         Except as set forth on Schedule 4.12 hereto, TPH has complied in all material respects with, and is in compliance in all material respects with, all laws, statutes and governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions or decrees applicable to its business, other than those relating to Taxes and Environmental Law, except where noncompliance would not have an adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the TPH, considered as a whole. Except as set forth on Schedule 4.12 hereto, TPH has not been charged with any violation of any provision of any federal, state, local or foreign law or administrative regulation in respect of its business, except where such a violation would not an adverse effect on the business, operations or condition (financial or otherwise) of TPH. All material statutory municipal and other licenses, consents, permits and authorities other than those relating to Taxes and Environmental Law necessary or desirable for the carrying on of the business and activities of TPH as now carried on have been obtained and are valid and subsisting and all conditions thereof have been complied with in all material respects and, to the knowledge of TPH none of them are likely to be suspended, cancelled, revised, refused or revoked.

         4.13.    INSURANCE.

         Schedule 4.13 hereto lists all policies of fire, liability, worker's compensation, life, property and casualty and other insurance and fidelity bonds owned or held by TPH, including summary descriptions and the termination dates thereof. If TPH receives, prior to the Closing, any notice of cancellation or other termination of any such policies presently in effect, TPH covenants that it will use its best efforts to replace such policies not later than a date prior to the effective date of any such cancellation or other termination with policies providing substantially the same coverage. In respect of all the TPH's insurance: (i) all premiums have been duly paid to date; and (ii) no claim is outstanding and to the knowledge of TPH, no circumstances exist which are likely to give rise to any claim by or against TPH.

         4.14.    CONTRACTS.

         Except as listed or described in Schedule 4.14 hereto, TPH is not a party to or bound by any agreements or other legally binding contracts, contractual rights, obligations or offers, whether written or oral (collectively, "Contracts"), that are of the following types:

                  (i) any employment or consulting agreement that is not terminable at will by TPH (other than any agreement for the employment of any such employee or former employee implied in law);

                  (ii) any collective bargaining agreement with any labor union;

                  (iii)  any   agreement   for  capital   expenditures   or  the
         acquisition or construction of fixed assets which requires aggregate future payments in excess of $5,000;

                  (iv) any agreement (other than in respect of Equipment Leases (as defined in clause (ix) of this Section 4.14)) for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, equipment or other property or services (including consulting services) which requires aggregate future payments in excess of $50,000 and has a remaining term in excess of one year;

                  (v) any agreement (other than any Equipment Lease which is a finance lease) granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of TPH;

                  (vi) any material license or royalty agreement;

                  (vii) any indenture, mortgage, loan or credit agreement under which TPH has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for borrowed money of others;

                  (viii) any agreement with any manufacturer's representative or other sales agent having a remaining term in excess of one year and which is not terminable without penalty on thirty (30) calendar days' or shorter notice;

                  (ix) except for equipment finance or operating leases entered into in the ordinary course of business ("Equipment Leases"), any lease under which TPH is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) a lessor of, or makes available for use by any third party, any tangible personal property owned by TPH, which in any such case requires aggregate annual payment in excess of $10,000;

                  (x)  any  Equipment  Lease   pertaining  to  equipment  which,
         individually or together with other equipment that is the subject of such Equipment Lease, had an aggregate purchase price from the manufacturer or distributor in excess of $50,000;

                  (xi) any factoring arrangements, hire purchase, conditional sale or credit sale agreements affecting any of TPH's assets; or

                  (xii) any other agreement, not included under the terms of any other provision of this Section 4.14, which is not made in the ordinary course of business or which involves future payment or performance valued in excess of $10,000 or which has a term of one year or more.

         (b) Except as set forth in Schedule 4.14 hereto, each Contract listed or described therein is a valid and binding obligation of TPH and, to TPH's knowledge, of each other party thereto and is in full force and effect. Except as set forth in Schedule 4.14 hereto, each Contract to which TPH which is a party and, to TPH's knowledge, each other party thereto has performed all material obligations required to be performed by it through the date hereof under the Contracts so listed and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder.

         (c) TPH does not have any outstanding powers of attorney except routine powers of attorney relating to the representation of such Person before governmental agencies or given in connection with qualification to conduct business or customs matters.

         (d) TPH has delivered to Parent a true and complete copy of each of the written Contracts and a description of the terms and conditions of any oral Contracts.

         4.15.    EMPLOYEE BENEFIT PLANS.

         Schedule 4.15 hereto sets forth a true and complete list of all written and oral, formal and informal, annuity, bonus, cafeteria, stock option, stock purchase, stock appreciation or stock bonus profit sharing, savings, pension, retirement, incentive, group insurance, insured or self-insured medical or health and hospitalization or dental, life or accident disability, employee welfare, prepaid legal, nonqualified deferred compensation, including, without limitation, excess benefit plans and supplemental executive retirement plans, top-hat plans, deferred bonuses, rabbi trusts; secular trusts, nonqualified annuity contracts, insurance arrangements, nonqualified stock options, phantom stock plans, severance, voluntary employee beneficiary association (VEBA), golden parachute payments, tuition reimbursement or educational assistance, or vacation/time off or other fringe benefit plans. TPH has no employee benefit funds or programs (including but not limited to such plans, funds or programs that are "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), covering employees or former employees of TPH (the "Plans"). Except as set forth on
Schedule 4.15 hereto, TPH is not a party to any employee agreement, understanding, plan, policy, procedure or arrangements, whether written or oral, which provides compensation or fringe benefits to its employees or which applies to former employees of TPH, there are no negotiations, demands, commitments or proposals that are pending or that have been made to establish a plan providing any benefits of a type described in the preceding provisions of this Section 4.15(a). TPH does not have any direct or indirect, actual or contingent liability for any Plan.

         4.16.    INTELLECTUAL PROPERTY RIGHTS.

         (a) Schedule 4.16 hereto sets forth a true and complete list of: (i) all patents and applications for patents, all Marks (as defined in Article 11) and registrations of Marks and applications for registration of Marks, all copyright registrations and applications for copyright registrations and trade names owned or used (pursuant to license agreements or otherwise) by TPH and, in the case of any such items of Intellectual Property which are so owned, the jurisdictions in or by which such assets have been registered, filed or issued and (ii) all contracts, agreements or understanding pursuant to which TPH has authorized any person to use any of the Intellectual Property which is so owned or under the terms of which TPH is authorized to use any Intellectual Property or similar rights of any third party. TPH owns, possesses or licenses and, as of the Closing Date, will own, possess or license, all right, title and interest in and to the items of Intellectual Property which are material to the conduct of its business as now conducted or the business as contemplated in the Business Plan for TPH appended hereto as Exhibit E without conflict with the rights of others.

         (b) Except as set forth in Schedule 4.16 hereto, (i) TPH has the sole and exclusive right to use the Intellectual Property (including applications for any of the Intellectual Property) used in connection with its business, and none of the past or present employees, officers, directors or shareholders of TPH, or any other Person, has any rights with respect thereto, (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights,
(iii) TPH has not received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Intellectual Property, and there is no valid basis for any such claim, and (iv) TPH is not liable, nor has any of them made any contract or arrangement whereby it may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

         4.17.    INDEBTEDNESS.

         (a) Except for Indebtedness reflected or reserved against in the 1998 Balance Sheet or Indebtedness incurred in the ordinary course of business after the date of the 1998 Balance Sheet, TPH has no Indebtedness outstanding at the date hereof, or will not have any Indebtedness outstanding on the Closing Date. Except as disclosed on Schedule 4.17 hereto, TPH is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or Agreement relating thereto purports to limit the operation of the business by TPH. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of TPH listed on Schedule 4.17 hereto have been furnished to Parent.

         (b) Except as disclosed on Schedule 4.17(b) hereto, there are no outstanding loans by TPH to any of its stockholders. TPH has been (i) released from all securities, guarantees and indemnities given by or binding upon TPH in relation to any debt or obligation of any of its stockholders and/or of all and any third parties and (ii) no such securities, guarantees or indemnities exists.

         4.18.    LABOR RELATIONS.

         TPH is in compliance in all material respects with all federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment and is not engaged in any unfair labor practice. There is no charge or claim pending or threatened against TPH alleging unlawful discrimination or other violation of law in employment practices before any court or agency, and there is no charge or complaint of or proceeding with regard to any unfair labor practice against TPH pending before the National Labor Relations Board. There is not now, and at no time during the past five (5) years has there been, any labor strike, dispute, slow-down or work stoppage or other job action actually pending or, to, TPH's knowledge, threatened against or involving TPH other than disputes with individual employees. None of the employees of TPH is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by TPH. No questions concerning representation has been raised or, to TPH's knowledge, is threatened respecting the employees of TPH.

         4.19.    BROKERS.

         TPH has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

         4.20.    ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

         All accounts receivable of TPH, whether reflected on the 1998 Fiscal Year End Financial Statements or otherwise, represent, or in the case of accounts receivable arising after the dates thereof and remaining outstanding at the Closing Date will represent, sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered. The reserves against such accounts receivable for returns and bad debts are commercially reasonable and have been determined in accordance with generally accepted accounting principles consistently applied; provided that such reserves are commercially reasonable based on the assumption that the Acquisition sub after the Closing continues the collection practices, customer relations and product quality and performance standards of TPH prior to the Closing. Except to the extent reserved against the accounts receivable, no counter-claims or offsetting claims with respect to the accounts receivable are pending or threatened. The accounts payable of TPH, whether reflected on the 1998 Fiscal Year End Financial Statements or otherwise, arose from bona fide transactions in the ordinary course of business, and all such accounts payable have been paid, are not yet due and payable under the payer's payment policies and procedures (true and complete copies of which have been previously provided to the Parent) or are being contested by such payer in good faith.

         4.21.    INVENTORIES AND BACKLOG.

         Except as set forth on Schedule 4.21 hereto, the inventories of TPH, whether reflected on the 1998 Fiscal Year End Financial Statements or otherwise, consist of raw materials, goods in process and finished goods saleable or usable in the normal course of TPH's, business, and such inventories are not materially excessive in kind or amount in light of such business. All such inventories are carried on the books of TPH pursuant to the normal inventory valuation policy of TPH, and are in accordance with generally accepted accounting principles, consistently applied, as reflected in the 1998 Fiscal Year End Financial Statements. Schedule 4.21 hereto sets forth the locations of all inventories of TPH. Except as set forth on Schedule 4.21 hereto, no items included in inventories of TPH are or will be pledged as collateral or held by such Persons on consignment from others. TPH is not, nor on the Closing Date will it be, committed to purchase inventories in amounts greater than are required in the ordinary course of business. With respect to inventories in the hands of suppliers for which TPH will be committed on the Closing Date, such inventories on the Closing Date will be reasonably expected to be usable in the ordinary course of business as presently being conducted. As of May 3, 1999, the backlog of firm orders for TPH was $25,380. Schedule 4.21 hereto sets forth the anticipated shipping dates for all backlog as of May 3, 1999.

         4.22.    EMPLOYEES.

         Schedule 4.22 hereto sets forth a complete and accurate list of all employees of each of TPH showing for each name, hire date, current job title or description, bargaining unit, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during the most recently completed fiscal year, and describing any existing contractual arrangement.

         4.23.    CUSTOMERS AND VENDORS.

         Schedule 4.23 hereto sets forth correct and complete lists of the three
(3) largest (by consolidated dollar volume) customers and two (2) largest (by consolidated dollar volume) vendors of TPH during the two most recently completed fiscal years, indicating the existing contractual arrangements, if any, with each such customer or vendor. Except as set forth on Schedule 4.23 hereto, there are no outstanding disputes with any customer or vendor listed thereon, and no customer or vendor listed thereon has informed TPH of its intention not to continue to do business with TPH. Since 1996, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by TPH, there is no current shortage or unavailability and, insofar as may be reasonably foreseen, no such shortage or unavailability will occur.

         4.24.    DISTRIBUTORS AND REPRESENTATIVES.

         Schedule 4.24 hereto sets forth a correct and complete list of the twenty (20) largest distributors, representatives and agents for the sale of the products of TPH during the two most recently completed fiscal years and all distributors, representatives and agents to whom TPH has given any exclusive rights with respect to territories or products. Since 1993, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor has any present independent distributor, wholesaler, sales representative or agent indicated any present or future intention to terminate or materially change the terms of its relationship with TPH.

         4.25.    PRODUCT WARRANTIES.

         Except with respect to matters disclosed on Schedule 4.25, TPH has not manufactured, imported sold or supplied products which are or were, or will become, in any material respect faulty or defective or a danger to a purchaser, a consumer or the public or any section of the public at large, or which do not comply in any material respect with any warranties or representations expressly or impliedly made by TPH, or in all material respects with all applicable laws, regulations, standards and requirements. For the fiscal years ended March 31, 1995, 1996, 1997 and 1998 its, the liability of TPH for product warranties or guaranties, whether express or implied, has not exceeded in any such fiscal year 5% of gross sales. True and correct copies of all such written product warranties and guaranties have been provided to Parent. The amounts reflected as warranty reserves in the 1998 Fiscal Year End Financial Statements are commercially reasonable and have been determined in accordance with generally accepted accounting principles, consistently applied.

         4.26.    ABSENCE OF QUESTIONABLE PAYMENTS.

         Neither TPH, nor any director, officer, agent, employee or other Person acting on behalf of TPH, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act or any other applicable, foreign, federal or state law, (ii) accepted or received any unlawful contributions, payments, expenditures or gifts, (iii) made any false or fictitious entries in the books and records of TPH, or (iv)

         4.27.    OFFICERS AND DIRECTORS; BANK ACCOUNTS.

         Schedule 4.27 hereto lists all officers and directors of TPH, and all of the bank accounts of TPH (designating each authorized signatory and the level of each signatory's authorization).

         4.28.    TITLE TO ASSETS.

         Except as stated in the 1998 Fiscal Year End Financial Statements, TPH has good title to all of the assets reflected on the 1998 Balance Sheet or acquired and used in TPH's business since the date thereof and not sold or otherwise disposed of in the ordinary course of business since such date, free and clear of all liens, title defects, mortgages, charges, pledges, hypothecations, security interests and encumbrances, provided that the forgoing representation and warranty shall be construed in a manner which is consistent with Section 4.7 above.

         4.29.    NO DISSENTING RIGHTS.

         In accordance with Section 14A:11-1(1)(a)(i)(B) of the NJBCA, none of the shareholders of TPH have the right to dissent from the Merger.

         4.30.    DISCLOSURE.

         No representation, warranty or statement made by the Company in this Agreement or in the Schedules or Exhibits attached hereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The information or documents provided by TPH to Parent or its representatives in connection with the Merger and made available to
Purchaser, considered in the aggregate, does not contain any material misstatements of fact or any material omissions of fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

         Parent and Acquisition Sub hereby represent and warrant to TPH, and TPH in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

         5.1.     ORGANIZATION; GOOD STANDING.

         Parent is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Massachusetts. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent and Acquisition Sub are duly qualified to do business and are in good standing in each jurisdiction in which the properties owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary, except where failure to be so qualified and in good standing would not have a material adverse effect on the business of Parent and Acquisition Sub, respectively.

         5.2.     POWER AND AUTHORITY.

         Each of Parent and Acquisition Sub has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement and have taken all action required by its certificate of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of the Agreement and such related documents and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub do not and, the consummation of the Merger by each of them will not (i) conflict with or violate any provisions of its certificate of incorporation or by-laws, or (ii) constitute a breach of or default, or give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, agreement, license, commitment or instrument, applicable to Parent and Acquisition Sub, respectively, or conflict with or violate any restrictions of any kind to which any of them is subject, and/or result in the creation of any lien, charge or other encumbrance or Tax on or against any assets, rights or property of Parent and Acquisition Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and constitutes the legal, valid and binding obligations of Parent and Acquisition Sub, respectively enforceable against each of them in accordance with its terms.

         5.3.     NON-CONTRAVENTION

         Neither the execution and delivery of this Agreement by each of Parent and Acquisition Sub nor the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any lien, claim or encumbrance upon any of its property pursuant to: (i) its certificate of incorporation or bylaws, each as amended to date; (ii) any agreement or commitment to which it is a party or by which it or its properties is bound or any of such properties is subject, or
(iii) any statute or any judgment, decree, order regulation or rule of any court or governmental authority, except where any such violation, conflict or default would not have a material adverse effect on it, considered as a whole, or would not delay or prevent the Closing.

                                   ARTICLE VI

                   CONDUCT OF BUSINESS BY TPH PENDING CLOSING

         TPH agrees with Parent and Acquisition Sub, from the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by Parent in writing, as follows:

         6.1.     ACCESS.

         TPH shall, afford to Parent and its representatives and potential providers of finance access, during normal business hours to and make available all properties, books, records, contracts and documents of TPH and an opportunity to make such investigations as they shall reasonably desire to make of TPH and TPH shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the affairs and businesses of the TPH as Parent may reasonably request and make the employees, auditors and attorneys of TPH available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained.

         6.2.     CARRY ON IN REGULAR COURSE.

         TPH shall, maintain all of its Leasehold Property and personal property in accordance with its historical maintenance practices and shall carry on its business substantially in the same manner as conducted prior to the date hereof, including, without limitation, by refraining from entering into any commitment or contract or engaging in any transaction not in the ordinary course of business and consistent with its normal business practices.

         6.3.     NO DIVIDENDS OR GENERAL INCREASES.

         TPH shall not make any declaration, setting aside or payment of any dividend or any other distributions in respect of or other equity securities except as expressly permitted herein. TPH shall not, grant any general or uniform increase in the rates of pay of its employees, or to grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment unless such grant or increase is required by the terms of any existing agreement; nor shall it increase the compensation payable or to become payable to the officers, key salaried employees or agents, or to increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents.

         6.4.     SALES OF CAPITAL ASSETS.

         TPH shall not, sell or otherwise dispose of any capital asset in excess of $5,000 or other than in the ordinary course of business consistent with its normal business practices.

         6.5.     PRESERVATION OF ORGANIZATION.

         TPH shall, use all reasonable efforts to preserve intact business organization and to preserve for Parent its present relationships with its supplies and customers and others having business relationships with TPH.

         6.6      PRESERVATION OF REORGANIZATION.

         TPH shall not take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code.

         6.7.     NO AMENDMENTS TO CHARTER.

         TPH shall not amend its Certificate of Incorporation or Bylaws.

         6.8.     ISSUANCE OF CAPITAL STOCK.

         Except as expressly permitted herein, TPH shall not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of its capital stock or rights or obligations convertible into or exchangeable for any shares of its capital stock or make any changes (by split-up, combination, reorganization or otherwise) in its capital structure.

         6.9.     ACQUISITIONS.

         TPH shall not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity.

         6.10.    TRANSACTIONS WITH AFFILIATES.

         TPH shall not engage in any transaction with its officers, directors or shareholders, or any person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons).

         6.11.    MATERIAL CONTRACTS.

         TPH shall perform in all material respects all of its obligations under all Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Contract, other than a Contract entered into in the ordinary course of business and consistent with past practice and involving payments aggregating no more than $5,000.

         6.12.    INSURANCE.

         TPH shall use its best efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that it now maintains and not amend or cancel any policies of insurance it now maintains.

         6.13.    ACCOUNTING PRACTICES.

         TPH shall not permit a change in its methods of maintaining its books, accounts or business records or, except as required by GAAP (in which event prior notice shall be given to Parent), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes.

         6.14.    TAXES.

         TPH shall prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, on a timely basis and in a manner consistent with past practice.

         6.15.    TERMINATION.

         TPH shall not unless and until this Agreement shall have been terminated by the parties hereto in accordance with Article XIV hereof, (and shall use reasonable efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by it or its affiliates not to): (i) initiate or solicit, directly or indirectly, any Acquisition Proposal; (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent, Acquisition Sub or any affiliate, associate, agent or representative of Parent or Acquisition Sub) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions, directly or indirectly, with any entity or group with respect to any actual or potential Acquisition Proposal. In the event that TPH shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, TPH shall promptly inform Parent as to any such matter and the details thereof and shall convey to Parent a copy of any letter, proposal or other document in which any such Acquisition Proposal is expressed.

         6.16.    OTHER.

         TPH shall not (i) borrow any money, (ii) create any fixed or floating charge, lien or other encumbrance over any part of its properties or assets,
(iii) make any loan to any person or (iv) guarantee or the liabilities or obligations of any person. TPH shall immediately notify Parent of the occurrence of any extraordinary event adversely affecting TPH.


                                   ARTICLE VII

                  CONDUCT OF BUSINESS BY PARENT PENDING CLOSING

         Parent agrees with TPH, from the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by TPH in writing, as follows:

         7.1.     ACCESS.

         Upon reasonable notice and subject to applicable laws relating to the exchange of information including, but not limited to, federal securities laws, Parent shall afford to TPH and its representatives and potential providers of finance access, during normal business hours to and make available all properties, books, records, contracts and documents of Parent and an opportunity to make such investigations as they shall reasonably desire to make of Parent and shall furnish or cause to be furnished to TPH and its authorized representatives all such information with respect to the affairs and businesses of Parent as TPH may reasonably request and make the employees, auditors and attorneys of Parent available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained.

         7.2.     PRESERVATION OF REORGANIZATION.

         Parent shall not take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code.

                                  ARTICLE VIII

       CONDITIONS PRECEDENT TO PARENT'S AND ACQUISITION SUB'S OBLIGATIONS

         The obligations of Parent and Acquisition Sub, including the obligation of Acquisition Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Parent).

         8.1.     REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.

         The representations and warranties made or given by TPH in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

         8.2.     COMPLIANCE WITH AGREEMENT.

         TPH shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

         8.3.     OFFICER'S CERTIFICATE.

         TPH shall have delivered to Acquirer in writing, at and as of the Closing, a certificate duly executed by an executive officer of TPH, certifying that the conditions in each of Sections 8.1 and 8.2 have been satisfied.

         8.4.     NO INJUNCTION.

         No injunction shall have been obtained, and no suit, action or other proceeding shall be pending or threatened before any court or governmental entity in which it is sought to restrain or prohibit or in the reasonable belief of the Board of Directors of Parent, materially modify the consummation of the transactions contemplated hereby, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government entity.

         8.5.     RESIGNATION OF DIRECTORS.

         Parent shall have received the resignation of all directors of TPH.

         8.6.     NO MATERIAL ADVERSE CHANGE.

         During the period from the date hereof through the Closing Date, there shall not have been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the members of the TPH, individually or taken as a whole.

         8.7.     CORPORATE PROCEEDINGS.

         All corporate and other proceedings to be taken and all consents to be obtained in connection with the transactions contemplated by this Agreement by TPH and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and its counsel, who shall have received all such originals or certified or other copies of such documents as either may reasonably request.

         8.8.     CONSENTS.

         Except for the filing of the New Jersey Certificate of Merger and Delaware Certificate of Merger described in Section 1.5, there shall have been received all necessary governmental and contractual consents or authorizations required in connection with the transactions contemplated hereby.

         8.9.     TPH STOCKHOLDER APPROVAL.

         This Agreement shall have been approved by the stockholders of TPH.

         8.10.    EMPLOYEES.

         Parent shall have made arrangements satisfactory to it with current executive and managerial employees of the members of TPH regarding their employment after the Closing. Without limiting the generality of the foregoing, James Knox and Ms. Jirina Kuzma shall have entered into a non-competition agreement and confidentiality agreement, in form mutually satisfactory to Parent and each of them and such agreements shall be in force and effect.

         8.11.    DUE DILIGENCE.

         Parent shall have completed and been satisfied in good faith in its sole discretion with the results of a due diligence review of TPH and its businesses, operations, properties, assets, liabilities, condition (financial and otherwise) and prospects, with its due diligence review of the environmental condition of properties owned or occupied by TPH and the compliance status of TPH's operations, and with its due diligence investigation of the financial projections and Tax Returns previously provided to Parent or its representatives.

         8.12.    OPINION OF COUNSEL.

         NKNRET, counsel to TPH, shall have delivered to Parent a written opinion, addressed to Parent and Acquisition Sub and dated the Closing Date, substantially in the form of Exhibit F hereto.

         8.13.    SECTION 3.2 DELIVERIES.

         All deliveries to be made by stockholders of TPH under Section 3.2 shall have been made.

         8.14.    ESCROW AGREEMENT.

         Each of TPH, any representative of the stockholders of TPH and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

         8.15.    QUESTIONNAIRES.

         Parent shall have received properly completed and executed questionnaires, in form satisfactory to Parent, from every stockholder of TPH (or such lesser number of stockholders as Parent, in its good faith sole discretion, deems sufficient), in which such stockholders indicate whether they are an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended ("Securities Act") thereunder. Parent in its good faith discretion shall be satisfied, based on its review of such completed and executed Questionnaires, that the issuance of the Stock Consideration is exempt under Regulation D promulgated under the Securities Act from the federal securities registration requirements.

         8.16     CONSENT TO ASSIGNMENT.

         Parent shall have received the consent of Helene Curtis, Inc. and AorTech Europe Limited to the assignment of their contracts to Acquisition Sub, in form satisfactory to Parent.

         8.17     EXERCISE OF OPTIONS.

         With respect to the options held by Murray Reich and Jirina Kuzma disclosed on Schedule 4.4, TPH and such optionees shall deliver a letter signed by TPH and such optionees that such options have been terminated.

         8.18     SECTION 4.17 INDEBTEDNESS

         TPH shall discharge all debt listed on Schedule 4.17, including, but not limited to, its $40,000 debt to Helene Curtis for Equipment as defined in the Agreement between TPH and Helene Curtis effective February 1, 1997.

         8.19     SECTION 4.11(b) PERMITS

         TPH shall have filed with NJDEP the annual registration statements described on Schedule 4.11(b).

         8.20     SIC CODE

         TPH shall ensure that its primary SIC Code is 8731 (Laboratory, Research & Development) or such other primary SIC Code as agreed to by Parent and TPH.


                                   ARTICLE IX

                    CONDITIONS PRECEDENT TO TPH'S OBLIGATIONS

         The obligations of TPH to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by TPH, if available):

         9.1.     REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.

         The representations and warranties made by Parent and Acquisition Sub in this Agreement shall be true at and as of the Closing Date with the same effect as though made or given at and as of the Closing Date.

         9.2.     COMPLIANCE WITH AGREEMENT.

         Parent and Acquisition Sub shall have performed and complied with all of their respective obligations under this Agreement that are to be performed or complied with by them at or prior to the Closing.

         9.3.     OFFICER'S CERTIFICATE.

         Parent shall have delivered to TPH in writing, at and as of the Closing, a certificate duly executed by an executive officer of Parent, to the effect that the conditions in each of Section 9.1 and 9.2 have been satisfied.

         9.4.     CONSENTS.

         Except for the filing of the New Jersey Certificate of merger and Delaware Certificate of merger described in Section 1.5, there shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

         9.5.     CORPORATE PROCEEDINGS.

         All corporate and other proceedings to be taken and all consents to be obtained by Parent and Acquisition Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to TPH and its counsel, who shall have received all such originals or certified or other copies of such documents as either may reasonably request.

         9.6.     ESCROW AGREEMENT.

         Each of Parent, any representatives of the stockholders of TPH and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.


                                    ARTICLE X

                      CERTAIN UNDERSTANDINGS AND AGREEMENTS

         10.1.    REGISTRATION OF SHARES.

         Parent agrees and covenants to use its commercially reasonable efforts to register for resale under the Securities Act on Form S-3, within ninety (90) days of the Effective Time the shares of its Common Stock issued to the stockholders of TPH pursuant to the Merger (or if the Company is not then eligible to register for resale such shares of Common Stock on Form S-3 such registration shall be on another appropriate form).

         10.2.    SHAREHOLDER MEETING.

         TPH shall take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders to be held as soon as possible after the date hereof for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Board of Directors of TPH hereby does and (subject to the fiduciary duties of TPH's Board of Directors, as advised by outside counsel to TPH) will recommend that shareholders of TPH vote to approve this Agreement and the Merger and the other transactions contemplated hereby and (subject to such duties) will use best efforts to obtain any vote of such shareholders that is necessary to authorize the Merger and such transactions. TPH shall coordinate and cooperate with Parent with respect to the scheduling of the special meeting of its shareholders and will not take any action to delay, postpone or adjourn the special meeting without the prior written consent of Parent.

         10.3.    SUBSEQUENT FINANCIAL STATEMENTS.

         Parent will deliver to TPH simultaneously with its filing thereof with the SEC any Quarterly or Annual Report of Parent on Form 10-Q or 10-K, respectively, filed by Parent with the SEC under the Exchange Act between the date hereof and the Effective Time.

         10.4.    ADDITIONAL AGREEMENTS.

         In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of TPH, the proper officers and directors of TPH shall take all such necessary action as may be reasonably requested by Parent.

         10.5.    ADVICE OF CHANGES, FAILURE OF CONDITIONS.

         Each of Parent and TPH shall promptly advise the other party of any change or event which it believes has caused or constitutes, or is reasonably likely to cause or constitute, a material breach of any of its representations, warranties or covenants contained herein or is reasonably likely to cause any condition hereunder to the other party's obligation to consummate the Merger not to be satisfied. From time to time prior to the Effective Time (and on the day prior to the Closing), each party will promptly supplement or amend the Schedules delivered by it in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules which has been rendered inaccurate thereby.


                                   ARTICLE XI

                               CERTAIN DEFINITIONS

         As used herein the following terms not otherwise defined have the following respective meanings:

         "Acquisition Proposal" means any proposal, plan or offer to acquire all or any such substantial part of the business or properties or capital stock of TPH, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate TPH or otherwise distribute to shareholders of TPH all or any substantial part of the business or properties of TPH; provided, however, that the Merger shall not constitute an Acquisition Proposal for purposes of this Agreement.

         "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with past practices.

         "Indebtedness" means all obligations, contingent or otherwise, that in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made in the footnotes thereto.

         "Intellectual Property" includes any and all inventions, Marks (including trademarks, service marks, certification marks, collective marks, and collective membership marks, whether word, logo, or other forms of Marks, all of the foregoing collective referred to as "Marks"), trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the business or represented by the assets of such party, trade secrets, secret processes and procedures, engineering, production, assembly design and installation encompassed in any and all embodiments including, but not limited to, technical drawings and specifications, working notes and memos, market studies, consultants' reports of technical and laboratory data, competitive samples, engineering prototypes and confidential information, know-how, and all similar property of any nature, tangible or intangible.

         "Marks" has the meaning set forth in the definition of Intellectual Property.

         "Person" means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group or a government or other department or agency thereof.


                                   ARTICLE XII

                            CONFIDENTIAL INFORMATION

         Any and all information disclosed by Parent to TPH or by TPH to Parent as a result of or in connection with the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to TPH or to Parent, as the case may be, shall be kept confidential by TPH and by Parent and their respective employees and agents until the Closing Date, except to the extent that Parent in its reasonable judgment must disclose any such information to potential providers of finance in the process of procuring financing for the purchase contemplated herein. If the Closing does not take place for any reason, each of TPH and Parent agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to TPH or Parent, respectively. Notwithstanding the foregoing, TPH may disclose to its stockholders and affiliated parties information necessary or desirable in order to properly inform its stockholders and affiliated parties for the purposes of taking a stockholder vote on authorization of the Merger.

                                  ARTICLE XIII

                                 INDEMNIFICATION

         13.1.    INDEMNIFICATION.

         Subject to the limitations hereinafter set forth, Parent, Acquisition Sub, each of their respective officers, directors, employees, agents and representatives and their respective successors and assigns shall be indemnified and held harmless from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whenever arising or incurred (including, without limitation, amounts paid in settlement and costs of investigation) ("Losses" and singularly "Loss") that may be suffered or incurred by any of them arising from or by reason of any of the following: (i) breach of any representation or warranty made by TPH in this Agreement or (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section. Claims for Losses may only be made against the Escrowed Funds and no recourse shall be available against any stockholder or former stockholder of TPH or against any other portion of the Merger Consideration, except if and to the extent such stockholder or former stockholder shall have entered into a separate agreement providing otherwise.

         13.2.    CLAIMS.

         (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto obligated to provide indemnification hereunder (the "Indemnifying Party") of the any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder; provided that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article XIII except to the extent, if at all, that such Indemnifying Party shall have been materially prejudiced thereby.

         (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim against such claimant (a "Third Party Claimant") after receipt of such notice from the Indemnified Party, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim.

         The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party, in which case the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. If the Indemnifying Party does not assume the defense of any Third Party Claim as provided in this Section, the Indemnified Party may defend the Third Party Claim as it determines in its sole discretion at the expense and risk of the Indemnifying Party.

         Notwithstanding the foregoing provisions of this Section, (i) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnified Party's prior written consent unless as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third Party Claim and (ii) no Indemnified Party shall be entitled to settle any Third Party Claim without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released by the Indemnified Party and the Third Party Claimant in writing from all liability (including all liability under this Article XIII) with respect to such Third Party Claim. Further, neither shall settle any Third Party Claim without the other's prior written consent if the terms of the settlement would involve any limitation on the future activities of the other.

         13.3.    METHOD AND MANNER OF PAYING CLAIMS.

         Subject to the Indemnifying Party's right pursuant to Section 13.2 to defend and settle a Third Party Claim, payment of any amount required to be paid to Parent under this Article XIII shall be made exclusively from the Escrowed Funds. The unpaid balance of a Claim that has not been paid within forty-five
(45) days of written demand therefor shall bear interest at the weighted average rate of interest actually earned by the Escrowed Funds from the date notice thereof is given by the Indemnified Party to the Indemnifying Party; provided that the Indemnifying Party shall only be obligated to pay interest on that portion of such Claim ultimately determined to be owed to the Indemnified Party.

         13.4.    LIMITS ON INDEMNIFICATION.

         (a) The amount of any Losses receivable hereunder shall be reduced by the net amount the Indemnified Party recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such Losses. To the extent that the Indemnified Party has already received payment from the Indemnifying Party with respect to any Loss and the Indemnified Party later recovers any amounts from an insurer or third party with respect to such Losses, the Indemnified Party shall refund such amounts to the Indemnifying Party.

         (b) No Indemnified Party shall be entitled to indemnification hereunder with respect to (i) frivolous claims, suits, actions or proceedings as determined by a court of competent jurisdiction or arbitral body or (ii) an indemnifiable claim or claims unless the aggregate amount of Losses exceeds $5,000, in which event the indemnity provided for in this Article XIII shall be effective with respect to only such amount as exceeds $5,000, subject to the limitation on the maximum amount of $100,000.

         (c) No Indemnifying Party shall be liable for any Losses pursuant to this Article XIII unless a written claim for indemnification in accordance with
Section 13.2 is given by the Indemnified Party to the Indemnifying Party with respect thereto by thirty (30) days after the first anniversary date of this Agreement.

         13.5.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         All representations and warranties of TPH, set forth in this Agreement or any other agreement, instrument, certificate or other document executed and delivered by TPH in connection with this Agreement (and any indemnification obligation with respect thereto) shall survive any investigation by Parent at and as of the Closing Date and shall terminate and expire on the first anniversary date of this Agreement; provided that, if Parent or the Surviving Corporation shall have asserted a bona fide claim in writing for indemnification hereunder not later than thirty (30) days after the first anniversary date of this Agreement, the representations or warranties alleged in such claim to be breached shall survive until such claim is resolved.


                                   ARTICLE XIV

                               RIGHT TO TERMINATE

         In the event that the Closing does not occur on or before 60 days from the date of this Agreement, either Parent or TPH may terminate this Agreement at any time after the close of business on such date by delivering written notice to the other so long as such failure to close was not a result of a breach by the party seeking to terminate this Agreement. In the event of any such termination, this Agreement shall forthwith become void and of no effect, without liability or obligation on the part of any party hereto except to the extent that such termination shall have resulted from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                   ARTICLE XV

                                     GENERAL

         15.1.    EXPENSES.

         (a) All costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and all related agreements and other documents shall be borne by the party incurring such expenses.

         (b) If any action, suit, arbitration proceeding or other proceeding is instituted arising out of this Agreement, the prevailing party, in proportion to the degree to which such party prevails, shall recover such party's costs, including, without limitation, the court or arbitral costs (including fees and expenses payable to any arbitrator or the AAA (as defined in Section 15.7) in connection with any such arbitration) and attorneys' fees incurred therein, including any and all appeals or petitions therefrom.

         15.2.    NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         None of the representations, warranties, covenants and agreements of Parent and/or Acquisition Sub in this Agreement nor any instrument delivered pursuant to this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         15.3.    NOTICES.

         All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

         If to TPH prior to the Closing or to the stockholders of TPH after the Closing, to:

         Murray H. Reich
         184 Loomis Court
         Princeton, NJ 08540

         with a copies sent simultaneously to:

         Howard Nashel, Esquire
         Nashel Kates Nussman Rapone Ellis & Traum, LLP
         190 Moore Street
         Suite 360
         Hackensack, NJ  07601-7407

         If to Parent, or Acquisition Sub, to:

         CardioTech International, Inc.
         78E Olympia Avenue
         Woburn, MA 01801
         Attention: President
         Fax: 781-933-3933

         with copies sent simultaneously to:

         Michael L. Fantozzi, Esquire
         Mintz, Levin, Cohn, Ferris, Glovsky
           and Popeo, P.C.
         One Financial Center
         Boston MA 02111
         Fax:  617-542-2241

         Any such notice shall be effective (i) if delivered personally, when received; (ii) if sent by overnight courier, when receipted for; (iii) if mailed, three days after being mailed as described above, and (iv) if sent by facsimile transmission, when dispatched, on the condition that the transmission is confirmed.

         15.4.    ENTIRE AGREEMENT.

         This Agreement contains the entire understanding of the parties as to the subject matter hereof, supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

         15.5.    GOVERNING LAW.

         The  validity,  interpretation,   validity  and  construction  of  this
Agreement shall be governed by the internal laws, but not the choice-of-law rules of the Commonwealth of Massachusetts.

         15.6.    CONSENT TO JURISDICTION.

         Each of the parties hereby agrees to submit to the exclusive jurisdiction of the courts in and of the Commonwealth of Massachusetts, and consents that service of process with respect to all courts in and of the Commonwealth of Massachusetts may be made to them at their respective addresses set forth in Section 15.3 in the manner set forth therein.

         15.7.    ARBITRATION.

         (a) All disputes arising in connection with this Agreement other than matters pertaining to injunctive relief, shall be finally settled by arbitration in accordance with the provisions herein.

         (b) Any party which desires to initiate arbitration proceedings may do so by delivering written notice to the other parties (the "Arbitration Notice"), specifying the nature of the dispute or controversy to be arbitrated and such other matters as may be required by the Rules of Arbitration of the American Arbitration Association (the "AAA"). The parties shall in good faith attempt to select an arbitrator agreeable to both parties.

         (c) If within thirty (30) days of receipt of the Arbitration Notice, the parties cannot mutually agree on the selection of an arbitrator, then the dispute which is the subject of such notice shall be arbitrated before the AAA in the Commonwealth of Massachusetts by a panel of three arbitrators selected to the extent provided in the AAA's Rules of Arbitration.

         (d) All decisions of the arbitrator(s) shall be final, conclusive and binding on all parties and shall not be subject to judicial review, except to the extent set forth in the Rules of Civil Procedure for the Commonwealth of Massachusetts.

         (e) Any proceeding for injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) may be brought in any court of competent jurisdiction, and the parties consent to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts for such purpose.

         15.8.    SECTION HEADINGS.

         The headings of subdivisions of this Agreement are for convenience of reference only and shall not limit or control the meaning of any of the provisions hereof.

         15.9.    ASSIGNS.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto.

         15.10.   FURTHER ASSURANCES.

         TPH, Parent and Acquisition Sub shall execute and deliver such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

         15.11.   NO IMPLIED RIGHTS OR REMEDIES.

         Except as otherwise expressly provided herein, including, without limitation, the provisions of Article 13, nothing herein expressed or implied is intended, or shall be construed to confer upon or to give any person, firm or corporation, other than TPH, Parent and Acquisition Sub, any rights or remedies under or by reason of this Agreement.

         15.12.   COUNTERPARTS.

         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         15.13.   SATISFACTION OF CONDITIONS PRECEDENT.

         TPH, Parent and Acquisition Sub shall each use their respective best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 15.13 shall obligate any party hereto to waive any right or condition under this Agreement.

         15.14.   PUBLIC STATEMENTS OR RELEASES.

         The parties hereto each agree that no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto. Nothing contained in this Section 15.14 shall prevent any party from making such public announcements as such party reasonably determines to be necessary in order to satisfy such party's legal or contractual obligations.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered, by their respective duly authorized officers in the use of corporate parties, as an instrument under seal as of the date and year first above written.

                                             CARDIOTECH INTERNATIONAL, INC.



                                    By:      /s/ Michael Adams
                                             -----------------
                                             Name:    Michael Adams
                                             Title:   Chief Operating Officer


                                             CARDIOTECH ACQUISITION CORP.



                                    By:      /s/ Michael Adams
                                             -----------------
                                             Name:    Michael Adams
                                             Title:   Chief Operating Officer


                                             TYNDALE PLAINS-HUNTER, LTD.


                                    By:      /s/ Murray H. Reich
                                             -------------------
                                             Name:    Murray H. Reich
                                             Title:   President